COLFAX REPORTS FIRST QUARTER 2014 RESULTS

•	First quarter net income per dilutive share of $0.22, adjusted net income per share of $0.43

•	First quarter net sales increased 11.3% (5.6% organically) to $1.054 billion

•	Gas- and fluid-handling finished the period with record backlog of $1.592 billion

FULTON, MD - April 24, 2014 - Colfax Corporation (NYSE: CFX) today announced its financial results for the first quarter of 2014.

For the first quarter of 2014, net income was $24.9 million, or $0.22 per dilutive share. Adjusted net income (as defined below) was $51.6 million, or $0.43 per share.

Net sales were $1.054 billion, in the first quarter, an increase of 11.3% from the prior year. Net sales increased 5.6% organically. First quarter operating income was $87.7 million, with adjusted operating income (as defined below) of $94.1 million, an increase of 20%.

First quarter gas- and fluid-handling orders were $583.4 million compared to orders of $502.1 million in Q1 2013, an increase of 16.2% and an organic increase of 2.2%. Gas- and fluid-handling finished the period with record backlog of $1.592 billion at period end.

Adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth and organic order growth are not financial measures calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). See below for a description of the measures' usefulness and a reconciliation of these measures to their most directly comparable GAAP financial measures.

Steve Simms, President and Chief Executive Officer, stated, “We are pleased to report record first quarter adjusted earnings per share of $0.43 as compared to $0.26 last year. Our fabrication technology group realized significantly improved margins over the 2013 quarter despite a sluggish end-market environment. Our gas- and fluid-handling sector continued to deliver strong organic sales growth, though margins were below expectations. Acquisitions made in 2013 performed in line with expectations, driving strong order growth in the quarter. We were also pleased to complete the acquisition of Victor Technologies Holdings, Inc. early in the second quarter. Based on the expected contribution from Victor, we have increased our sales and earnings guidance.”

Non-GAAP Financial Measures and Other Adjustments
Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth and organic order growth. Adjusted net income, adjusted net income per share and adjusted operating income exclude restructuring and other related charges and, for the 2013 period, asbestos coverage litigation expense. Adjusted net income and adjusted net income per share for the first quarter of 2014 exclude the preferred stock conversion inducement payment. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 27.0% and 30.5% for the first quarters of 2014 and 2013, respectively. Organic sales growth and organic order growth exclude the impact of acquisitions and foreign exchange rate fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of asbestos insurance coverage issues, restructuring and other related charges, and preferred stock conversion inducement payment.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.
Conference Call and Webcast
Colfax will host a conference call to provide details about its results on Thursday, April 24, 2014 at 8:00 a.m. EDT. The call will be open to the public through 877-303-7908 (U.S. callers) or 678-373-0875 (international callers) and referencing the conference ID number 23966078, or through webcast via Colfax's website at www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.
About Colfax Corporation
Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker "CFX." Additional information about Colfax is available at www.colfaxcorp.com.
CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission including its 2013 Annual Report on Form 10-K under the caption “Risk Factors.” In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.
The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.
Contact:
Farand Pawlak, Director of Investor Relations
Colfax Corporation
301-323-9054
Farand.Pawlak@colfaxcorp.com

Colfax Corporation
Condensed Consolidated Statements of Operations
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended
	March 28, 2014	March 29, 2013

Net sales	$1,054,331	$947,143
Cost of sales	728,699	656,418
Gross profit	325,632	290,725
Selling, general and administrative expense	231,582	214,184
Restructuring and other related charges	6,312	4,214
Operating income	87,738	72,327
Interest expense	12,322	23,289
Income before income taxes	75,416	49,038
Provision for income taxes	20,579	16,763
Net income	54,837	32,275
Less: income attributable to noncontrolling interest, net of taxes	8,047	4,640
Net income attributable to Colfax Corporation	46,790	27,635
Dividends on preferred stock	2,348	5,082
Preferred stock conversion inducement payment	19,565	—
Net income available to Colfax Corporation common shareholders	$24,877	$22,553
Net income per share- basic and diluted	$0.22	$0.21

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended
	March 28, 2014	March 29, 2013
Adjusted Operating Income
Operating income	$87,738	$72,327
Restructuring and other related charges	6,312	4,214
Asbestos coverage litigation expense	—	1,706
Adjusted operating income	$94,050	$78,247
Adjusted operating income margin	8.9%	8.3%

	Three Months Ended
	March 28, 2014	March 29, 2013
Adjusted Net Income
Net income attributable to Colfax Corporation	$46,790	$27,635
Restructuring and other related charges	6,312	4,214
Asbestos coverage litigation expense	—	1,706
Tax adjustment(1)	(1,488)	—
Adjusted net income	$51,614	$33,555
Adjusted net income margin	4.9%	3.5%

Adjusted Net Income Per Share
Net income available to Colfax Corporation common shareholders	$24,877	$22,553
Restructuring and other related charges	6,312	4,214
Asbestos coverage litigation expense	—	1,706
Preferred stock conversion inducement payment	19,565	—
Tax adjustment(1)	(1,488)	—
Adjusted net income available to Colfax Corporation common shareholders	49,266	28,473
Dividends on preferred stock(2)	2,348	—
Less: adjusted net income attributable to participating securities(2)	—	3,655
	$51,614	$24,818
Weighted-average shares outstanding - diluted	119,832,595	95,153,498
Adjusted net income per share	$0.43	$0.26

Net income per share— basic and diluted (in accordance with GAAP)	$0.22	$0.21
__________
(1) The effective tax rates used to calculate adjusted net income and adjusted net income per share are 27.0% and 30.5% for the first quarter of 2014 and 2013, respectively.
(2) Adjusted net income per share for periods prior to April 23, 2013 was calculated consistently with the two-class method in accordance with GAAP as the Series A Perpetual Convertible Preferred Stock were considered participating securities. Subsequent to April 23, 2013 and prior to February 12, 2014, adjusted net income per share was calculated consistently with the if-converted method in accordance with GAAP until the Series A Perpetual Convertible Preferred Stock were no longer participating securities. On February 12, 2014, the Series A Perpetual Convertible Preferred Stock were converted to common stock and the Company paid a $19.6 million conversion inducement to the holders of the Series A Perpetual Convertible Preferred Stock.

Colfax Corporation
Change in Sales, Orders and Backlog
Dollars in millions
(Unaudited)

	Net Sales		Orders		Backlog at Period End
	$	%	$	%	$	%

As of and for the three months ended March 29, 2013	$947.1		$502.1		$1,438.5
Components of Change:
Existing Businesses	53.5	5.6%	11.1	2.2%	(87.5)	(6.1)%
Acquisitions(1)	85.1	9.0%	72.1	14.4%	243.5	16.9%
Foreign Currency Translation	(31.4)	(3.3)%	(1.9)	(0.4)%	(2.5)	(0.1)%
Total	107.2	11.3%	81.3	16.2%	153.5	10.7%
As of and for the three months ended March 28, 2014	$1,054.3		$583.4		$1,592.0

(1) Represents the incremental sales, orders and order backlog as a result of our acquisitions of Clarus Fluid Intelligence, LLC, CKD Kompressory a.s., the global industrial and industry division of Flakt Woods Group, TLT-Babcock Inc., Alphair Ventilating Systems Inc., and Sistemas Centrales de Lubrication S.A. de C.V. ("Sicelub").